Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Company Launches Breathable Housewrap Product to Compete in Approximate $800 Million Dollar Marketplace

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
e-479-654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  Building Supply segment sales increased 7.8% sequentially to $5.2 million from $4.9 million at June 30, 2010 but was essentially flat compared to sales of $5.3 million at September 30, 2009.

•                  Inventory increased by $4.6 million, or 34.8%, to $17.7 million as of September 30, 2010 from $13.1 million as of December 31, 2009; although up year to date, both Disposable Protective Apparel segment and Infection Control segment inventories were down from June 30, 2010; inventory for the Building Supply segment increased to $4.4 million as a result of increased year to date and expected future sales.

•                  The Company continues to broaden and diversify the distribution network for its Disposable Protective Apparel segment as it shifts its Critical Cover® product line from its previous exclusive distributor relationship.

•                  The Company has begun marketing a non-perforated breathable housewrap under the name of REX™ Fortis.  Non-perforated breathable housewrap sales comprise the majority of the housewrap market.

Nogales, Arizona — November 8, 2010, Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2010.

Consolidated sales for the third quarter of 2010 decreased 38.9% to $10.3 million from $16.9 million in the comparable quarter in 2009. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2010 decreased by 28.2% to $3.8 million, compared to $5.3 million for the same period of 2009. Building Supply segment sales for the three months ended September 30, 2010 decreased by 1.0% to $5.2 million, compared to $5.3 million for the same period of 2009, but were up 7.8% sequentially from $4.9 million in the second quarter ended June 30, 2010. The flat sales were primarily due to an 8.2% decrease in sales of REX™ SynFelt synthetic roof underlayment, partially offset by a 23.6% increase in sales of REX™ Wrap housewrap. The sales mix of the Building Supply segment for the three months ended September 30, 2010 was 68% for synthetic roof underlayment and 32% for housewrap.  This compared to 75% for synthetic roof underlayment and 25% for housewrap for the third quarter of 2009. Infection Control segment sales for the three months ended September 30,

2010 decreased by 79.4% to $1.3 million, compared to $6.3 million for the same period of 2009. Mask sales were down by 84.6% to $0.8 million and shield sales were down by 57.4% to $0.4 million.

Al Millar, President of Alpha Pro Tech, commented, “The decrease in sales for the Disposable Protective Apparel segment was partially due to a decline in sales of disposable protective apparel to our former largest distributor. We have sold and continue to expect to sell our apparel line to this distributor, excluding shoe and boot covers, but at lower than previous levels. The decrease was partially offset by increased sales to a broad base of our distribution network, in particular to a major national distributor with whom we have preferred vendor status and from whom we received the Outstanding Performance Controlled Environments vendor award for 2009. Sales to this national distributor doubled in the third quarter of 2010, compared to the same period of 2009. Although the change in our relationship with our former largest disposable protective apparel distributor has adversely affected sales, we believe that it could be beneficial in the long term as we develop a broader base of distribution.”

Mr. Millar continued, “In addition to growth opportunities with existing Building Supply segment products, we launched REX™ Fortis housewrap, our first non-perforated breathable housewrap, in the third quarter of 2010. The non-perforated breathable housewrap market accounts for the majority of the total housewrap market, so our REX™ Fortis housewrap should increase our overall housewrap market share. Revenue from REX™ Fortis housewrap should commence in the fourth quarter of 2010 and should contribute to our growth in 2011.  We remain excited about the future of the Building Supply segment.”

Mr. Millar concluded, “The decrease in mask sales was primarily attributable to a decrease in demand for our N-95 respirator mask sales relating to the global H1N1 Influenza A pandemic in 2009. Shield sales were also down in the third quarter of 2010 due to a decrease in demand relating to the H1N1 Influenza A pandemic.”

Consolidated sales for the nine months ended September 30, 2010 decreased 18.6% to $33.2 million from $40.8 million in the comparable period of 2009. This decrease consisted of decreased sales in the Infection Control and Disposable Protective Apparel segments, offset primarily by increased sales in the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2010 decreased 15.2% to $13.7 million, compared to $16.2 million for the same period of 2009. The decrease was primarily due to decreased sales of disposable protective apparel to the Company’s former largest distributor, partially offset by increased sales to a broader based distribution network, in particular to the major national distributor mentioned above. Building Supply segment sales for the nine months ended September 30, 2010 increased by 31.1% to $14.8 million, compared to $11.3 million for the same period of 2009. The segment increase was primarily due to a 28.0% increase in sales of REX™ SynFelt synthetic roof underlayment and a 43.1% increase in sales of REX™ Wrap housewrap. The sales mix of the Building Supply segment for the nine months ended September 30, 2010 was 69% for synthetic roof underlayment and 31% for housewrap. This compared to 71% for synthetic roof underlayment and 29% for housewrap for the nine months ended September 2009. Infection Control segment sales for the nine months ended September 30, 2010 decreased by 65.1% to $4.6 million, compared to $13.3 million for the same period of 2009. Mask sales were down by 67.9% to $3.2 million, and shield sales were down by 64.1% to $1.1 million. The overall mask sales decrease for the first nine months of 2010 was primarily due to the surge in N-95 respirator mask sales commenced in the second quarter of 2009 brought about by concerns regarding an outbreak of H1N1 Influenza A. Shield sales were down primarily due to approximately $1.3 million in shields being shipped in 2009 from a total $1.7 million non-recurring shield order received in the fourth quarter of 2008 and also due to the H1N1 pandemic.

Gross profit for the three months ended September 30, 2010 decreased 53.9% to $3.8 million for the third quarter 2010, or 36.7% gross profit margin, from $8.2 million, or 48.6% gross profit margin, for the same period in 2009. Gross profit for the nine months ended September 30, 2010 decreased 32.3% to $13.0 million, or 39.2% gross profit margin, from $19.2 million, or 47.1% gross profit margin, for the same period in 2009.

Gross profit margin for the three and nine months ended September 30, 2010 was negatively affected by the change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales, and Infection Control segment sales, which have higher margins, decreased as a percentage of total sales. Gross margin in the Disposable Protective Apparel segment was down compared to the same quarter of 2009, as the Company incurred additional product acquisition costs in 2010 as it diversified its supply chain network in connection with its strategy of increasing inventory levels to compete in the marketplace.

Selling, general and administrative expenses decreased by 8.1% to $3.4 million for the third quarter of  2010 from $3.7 million for the same quarter last year. This was primarily due to a decrease in executive bonuses and commissions, partially offset by increased Building Supply segment expenses, increased professional fees and public company expenses, increased rent and utilities and other expenses. As a percentage of net sales, selling, general and administrative expenses increased to 32.6% for the three months ended September 30, 2010 from 21.7% for the same period in 2009.

Selling, general and administrative expenses for the nine months ended September 30, 2010 increased by 3.5% to $10.7 million from $10.3 million for the same period last year. The increase was primarily due to increased Building Supply segment expenses as well as increased employee compensation, sales and marketing expenses, travel expenses, commissions and general administration expenses, offset by a severance agreement with a former executive, which was expensed in the first quarter of 2009 and was not recurring, and decreased executive bonuses. As a percentage of net sales, selling, general and administrative expenses increased to 32.1% for the nine months ended September 30, 2010 from 25.3% for the same period in 2009.

Net income decreased 93.1% for the three months ended September 30, 2010 to $0.2 million, compared to net income of $2.8 million for the three months ended September 30, 2009. Net income as a percentage of sales for the three months ended September 30, 2010 and 2009 was 1.9% and 16.7%, respectively. Basic income per share for the three months ended September 30, 2010 and 2009 was $0.01 and $0.13, respectively.   Diluted income per share for the three months ended September 30, 2010 and 2009 was $0.01 and $0.12, respectively.

Net income decreased 77.3% for the nine months ended September 30, 2010 to $1.3 million, compared to net income of $5.5 million for the nine months ended September 30, 2009. Net income as a percentage of sales for the nine months ended September 30, 2010 and 2009 was 3.8% and 13.5%, respectively. Basic and diluted income per share for the nine months ended September 30, 2010 and 2009 was $0.06 and $0.24, respectively.

The Consolidated Balance Sheet remained strong with a current ratio, of 38 to 1 as of September 30, 2010, compared to 6 to 1 as of September 30, 2009. The Company completed the quarter with cash and cash equivalents of $4.8 million, down from $9.8 million as of December 31, 2009, and working capital of $29.8 million, up from $29.0 million at December 31, 2009. The decrease in cash and cash equivalents was primarily due to cash used in operating activities of $4.0 million. Inventory increased by $4.6 million, or 34.8%, to $17.7 million as of September 30, 2010 from $13.1 million as of December 31, 2009.

Lloyd Hoffman, Chief Financial Officer, commented, “The inventory increase was primarily due to an increase for the Disposable Protective Apparel segment in connection with our strategy of having a strong inventory position to compete in the marketplace, as well as an increase for the Infection Control segment due to a stockpiling of N-95 particulate respirator masks. Although up year to date, both Disposable Protective Apparel segment and Infection Control segment inventories were down from June 30, 2010. In addition, inventory for the Building Supply segment increased as a result of our increased year to date and expected future sales.”

Mr. Hoffman concluded, “Cash decreased to $4.8 million for the nine months ended September 30, 2010 but was up from $3.0 million as of June 30, 2010.  Management expects the cash position to improve over the coming periods, as we anticipate a decrease in our overall inventory levels.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operations, current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,”, “predicts,” “intends,” “plans,” “potential,”, “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Unaudited)

	September 30, 2010	December 31, 2009 (1)

Assets
Current assets:
Cash and cash equivalents	$4,751,000	$9,753,000
Accounts receivable, net of allowance for doubtful accounts of $77,000 at September 30, 2010 and $65,000 at December 31, 2009	4,774,000	8,593,000
Inventories	17,657,000	13,094,000
Prepaid expenses and other current assets	2,947,000	2,792,000
Deferred income taxes	452,000	457,000
Total current assets	30,581,000	34,689,000

Property and equipment, net	4,264,000	3,843,000
Goodwill	55,000	55,000
Intangible assets, net	164,000	184,000
Equity investments in and advances to unconsolidated affiliates	1,886,000	1,701,000
Total assets	$36,950,000	$40,472,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$255,000	$2,963,000
Accrued liabilities	553,000	2,732,000
Total current liabilities	808,000	5,695,000

Deferred income taxes	899,000	906,000
Total liabilities	1,707,000	6,601,000

Shareholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 22,424,285 and 22,419,285 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	224,000	224,000
Additional paid-in capital	23,284,000	23,164,000
Retained earnings	11,735,000	10,483,000
Total shareholders’ equity	35,243,000	33,871,000
Total liabilities and shareholders’ equity	$36,950,000	$40,472,000

(1) The consolidated balance sheet as of December 31, 2009 has been prepared using information from the audited financial statements at that date.

Consolidated Income Statements (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$10,325,000	$16,889,000	$33,175,000	$40,763,000

Cost of goods sold, excluding depreciation and amortization	6,537,000	8,680,000	20,177,000	21,564,000

Gross profit	3,788,000	8,209,000	12,998,000	19,199,000

Expenses:
Selling, general and administrative	3,361,000	3,659,000	10,663,000	10,299,000
Depreciation and amortization	201,000	165,000	627,000	487,000

Income from operations	226,000	4,385,000	1,708,000	8,413,000

Other income:
Equity in income of unconsolidated affiliates	90,000	47,000	262,000	217,000
Interest, net	5,000	5,000	20,000	7,000

Income before provision for income taxes	321,000	4,437,000	1,990,000	8,637,000

Provision for income taxes	127,000	1,615,000	738,000	3,132,000

Net income	$194,000	$2,822,000	$1,252,000	$5,505,000

Basic net income per share	$0.01	$0.13	$0.06	$0.24

Diluted net income per share	$0.01	$0.12	$0.06	$0.24

Basic weighted average shares outstanding	22,424,285	22,359,902	22,423,955	22,946,924

Diluted weighted average shares outstanding	22,424,285	23,113,155	22,724,272	23,337,644